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                                                                 Exhibit 10.1.14

                          CHESAPEAKE ENERGY CORPORATION

                2003 STOCK AWARD PLAN FOR NON-EMPLOYEE DIRECTORS

     1. Purposes of the Plan. This Plan is established by the Company to aid in attracting and retaining persons of outstanding competence to serve on the Board of Directors who are not employed by the Company. The Plan is intended to enable such persons to acquire or increase ownership interests in the Company on a basis that will encourage them to use their best efforts to promote the growth and profitability of the Company. Consistent with these objectives, the Plan provides for the award of Shares to Non-Employee Directors on the terms and subject to the conditions set forth in the Plan.

     2.    Establishment. The Plan is effective as of January 3, 2003.

     3.    Definitions. As used herein, the following definitions shall apply:

           (a) "Applicable Laws" means the requirements of state corporate laws, United States federal and state securities laws, the Code, and any stock exchange or quotation system on which the Common Stock is listed or quoted.

           (b) "Board" means the Board of Directors of the Company.

           (c) "Code" means the Internal Revenue Code of 1986, as amended.

           (d) "Common Stock" means the Company's common stock.

           (e) "Company" means Chesapeake Energy Corporation, an Oklahoma corporation, and any successor to the Company.

           (f) "Director" means a member of the Board.

           (g) "Non-Employee Director" means a Director who, as of the date first elected or appointed to the Board, is not an officer or otherwise employed by the Company or any of its subsidiaries.

           (h) "Paragraph" means a paragraph of the Plan.

           (i) "Participant" means a Non-Employee Director who has been awarded Shares under the Plan.

           (j) "Plan" means the Chesapeake Energy Corporation 2003 Stock Award Plan for Non-Employee Directors, as may be amended from time to time.

           (k) "Share" means a share of the Common Stock, as adjusted in accordance with Paragraph 7.

           (l) "Shareholder Approval" means approval by the holders of a majority of the outstanding shares of Common Stock, present or represented and entitled to vote at a meeting called for such purposes.

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     4.    Stock Subject to the Plan. Subject to the provisions of Paragraph 7, the maximum aggregate number of Shares that may be awarded under the Plan is 50,000 Shares.

     5. Administration of the Plan. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall have the authority to prescribe, amend and rescind rules and regulations relating to the Plan and to construe and interpret the terms of the Plan and awards made pursuant to the Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all Participants.

     6.    Award of Shares.

           (a) Each individual who becomes a Non-Employee Director after the effective date of the Plan shall be awarded 10,000 Shares on his or her first day of service as a Non-Employee Director.

           (b) In consideration for the Shares awarded under the Plan, each Participant shall pay the Company an amount equal to the aggregate par value of the Shares awarded (the "Share Consideration"). The Share Consideration shall be payable in cash, provided the Company shall withhold the Share Consideration from the first payment of director fees to be made by the Company to the Participant as a Non-Employee Director if the Share Consideration has not been earlier paid. A Participant must pay the amount of taxes required by law as a result of an award of Shares under the Plan.

           (c) Upon receipt of the Share Consideration and subject to Paragraph 9, the Company shall issue the Participant a stock certificate evidencing the Shares awarded to the Participant under the Plan.

     7. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number and type of Shares which have been authorized for issuance under the Plan but as to which no Shares have yet been awarded, shall be proportionately adjusted for any increase or decrease in the number or type of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

     8. Amendment and Termination of the Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not adopt any amendment without Shareholder Approval if in the opinion of counsel to the Company, Shareholder Approval is required by any Applicable Laws.

     9.    Conditions Upon Issuance of Shares.

           (a) Legal Compliance. Shares awarded pursuant to the Plan shall not be issued unless the issuance and delivery of such Shares comply with Applicable Laws. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any

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     liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained

           (b) Investment Representations. As a condition to the award of Shares under the Plan, the Board may require a Participant to represent and warrant at the time of the award that the Shares will be held only for investment and without any present intention to sell or distribute such Shares if, in the opinion of legal counsel to the Company, such a representation is necessary or appropriate.

     10. Reservation of Shares. The Company shall at all times reserve and keep available such number of authorized and unissued Shares or Shares in its reserve of treasury stock as shall be sufficient to satisfy the requirements of the Plan.

     11. Right to Continued Board Membership. Participation in the Plan shall not give any Participant any right to remain on the Board.

     12. Construction. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     13. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma, except as superseded by applicable federal law.

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